UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 1, 2012

CytoDyn Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-49908	75-3056237
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

110 Crenshaw Lake Road, Lutz, Florida 33548

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 527-6969

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On April 11, 2012, CytoDyn Inc. (the “Company”) filed a Current Report on Form 8-K with the United States Securities and Exchange Commission (the “Prior 8-K”), in which the Company disclosed that it had entered into a Purchase and Sale Agreement, dated April 6, 2012 (the “Agreement”) with Richard S. Cohen, as Trustee for the Richard S. Cohen Revocable Trust, and Jenny W. Williams, as Trustee for the Jenny W. Williams Revocable Trust (collectively, the “Sellers”). The Agreement was filed as Exhibit Number 10.1 to the Prior 8-K.

Under the terms of the Agreement, the Company agreed to purchase from the Sellers certain real property and improvements for a total purchase price of $1,700,000. The property to be purchased by the Company pursuant to the Agreement included approximately 3.6 acres of land, the building located at 16242 North Florida Avenue, Lutz, FL 33548, consisting of approximately 10,000 square feet of office space and 6,500 square feet of warehouse space, and certain other assets related to the property (collectively, the “Property”).

The Company’s obligations under the Agreement were subject to and conditioned upon the Company’s investigation of the Property and satisfaction with all aspects thereof deemed relevant by the Company in its sole and absolute discretion. The Company had until April 20, 2012 (the “Inspection Period”) to make such investigations with respect to the Property. During the Inspection Period, the Company identified an issue with the Property that was not resolved to the Company’s satisfaction during the Inspection Period. As such, the Company decided not to proceed with the purchase of the Property. On May 1, 2012, the Company delivered written notice to the Sellers of its election to allow the Agreement to terminate by not providing its acceptance notice. Pursuant to its terms, the Agreement was thereby terminated.

The Company believes it will not incur any material penalties as a result of terminating the Agreement, and has requested that the Company’s cash deposit of $20,000 be fully refunded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

May 2, 2012	By:	/s/ Kenneth J. Van Ness
Kenneth J. Van Ness President and Chief Executive Officer